OMB APPROVAL
                                             OMB Number:       3235-0287
                                             Expires:  December 31, 2001


                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549


                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*                                    1
     GLAXO WELLCOME INTERNATIONAL B.V.
     c/o Huis ter Heideweg 62
     2705 LZ, Zeist, The Netherlands

2.   Issuer Name and Ticker or Trading Symbol
     Maxygen, Inc. (MAXY)

3.   IRS Identification Number of Reporting Person, if an Entity (voluntary)
     N/A

4.   Statement for Month/Year
     June 2000

5.   If Amendment, Date of Original (Month/Year)
     N/A

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_] Director                             [X] 10% Owner (See (1) below)
     [_] Officer (give title below)           [_] Other
                                                  (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     [_] Form filed by one Reporting Person
     [x] Form filed by more than one Reporting Person

       Table I -- Non-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned



[CAPTION]

1.  Title of Security 2.  Transaction Date   3.  Transaction Code
    (Instr. 3)            (mm/dd/04)             (Instr. 8)

                                                  Code      V

       Common Stock         06/21/2000             S

4.  Securities Acquired (A)           5. Amount of Securities
or Disposed of (D)                  Beneficially Owned at End of
(Instr. 3, 4 and 5)                   Month (instr. 3 and 4)
Amount       (A) or (D)     Price

700,000        D       $56.00                6,010,000




6.  Ownership Form:           7.  Nature of Indirect
Direct (D) or Indirect            Beneficial Ownership
  (I) (Instr. 4)                  (Instr. 4)

D (See (1) below)

       Table II -- Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative   2. Conversion of Exercise   3.  Transaction Date
    Security (Instr. 3)       Price of Derivative         (mm/dd/04)
                                 Security



4.  Transaction Code           5. Number of Derivative
    (Instr. 8)                Securities Acquired (A) or
                                  Disposed of (D)
                                (Instr. 3, 4 and 5)

    Code      V                   (A)       (D)



6.  Date Exercisable and      7.  Title and Amount of
Expiration Date (Month/Day/       Underlying Securities
  Year                            (Instr. 3 and 4)

Date Exercisable  Expiration      Title     Amount or
                  Date                      Number of Shares


8.  Price of                  9.  Number of Derivative
  Derivative                      Securities Beneficially
   Security                       Owned at End of Month
  (Instr. 5)                      (Instr. 4)


10.  Ownership Form of      11.  Nature of Indirect
 Derivative Security:            Beneficial Ownership
 Direct (D) or Indirect          (Instr. 4)
(I) (Instr. 4)



*    If  the Form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) At the time of disposition, these 700,000 shares were held of record by the Reporting Person on behalf of its direct parent, Glaxo Wellcome Holdings Limited.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     GLAXO WELLCOME INTERNATIONAL B.V.                July 11, 2000
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)            Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       By:   /s/ Onno Rethmeier
             ---------------------
             Name:  Onno Rethmeier
             Title:  Director


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

        **Signature of Reporting Person

                                             OMB APPROVAL
                                             OMB Number:       3235-0287
                                             Expires:  December 31, 2001


                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549


                                  FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*                                    1
     GLAXO WELLCOME HOLDINGS LIMITED
     c/o Glaxo Wellcome House, Berkeley Avenue
     Greenford, Middlesex, UB6 ONN, England

2.   Issuer Name and Ticker or Trading Symbol
     Maxygen, Inc. (MAXY)

3.   IRS Identification Number of Reporting Person, if an Entity (voluntary)
     N/A

4.   Statement for Month/Year
     June 2000

5.   If Amendment, Date of Original (Month/Year)
     N/A

6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_] Director                             [X] 10% Owner See (1)
     [_] Officer (give title below)           [_] Other
                                                  (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     [_] Form filed by one Reporting Person
     [x] Form filed by more than one Reporting Person

       Table I -- Non-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned



[CAPTION]

1.  Title of Security 2.  Transaction Date   3.  Transaction Code
    (Instr. 3)            (mm/dd/04)             (Instr. 8)

                                                  Code      V

       Common Stock         06/21/2000             S

4.  Securities Acquired (A)           5. Amount of Securities
or Disposed of (D)                  Beneficially Owned at End of
(Instr. 3, 4 and 5)                   Month (instr. 3 and 4)
Amount     (A) or (D)     Price

700,000        D       $56.00                6,010,000




6.  Ownership From:           7.  Nature of Indirect
Direct (D) or Indirect            Beneficial Ownership
  (I) (Instr. 4)                  (Instr. 4)

   I                                 See (2) below

       Table II -- Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative   2. Conversion of Exercise   3.  Transaction Date
    Security (Instr. 3)       Price of Derivative         (mm/dd/04)
                                 Security



4.  Transaction Code           5. Number of Derivative
    (Instr. 8)                Securities Acquired (A) or
                                  Disposed of (D)
                                (Instr. 3, 4 and 5)

    Code      V                   (A)       (D)



6.  Date Exercisable and      7.  Title and Amount of
Expiration Date (Month/Day/       Underlying Securities
  Year (I) (Instr. 4)             (Instr. 3 and 4)

Date Exercisable  Expiration      Title     Amount or
                  Date                      Number of Shares


8.  Price of                  9.  Number of Derivative
  Derivative                      Securities Beneficially
   Security                       Owned at End of Month
  (Instr. 5)                     (Instr. 4)


10.  Ownership Form of      11.  Nature of Indirect
 Derivative Security:            Beneficial Ownership
 Direct (D) or Indirect          (Instr. 4)
(I) (Instr. 4)



*    If  the Form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) As the parent company of Glaxo Wellcome International B.V., the Reporting person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Glaxo Wellcome International B.V. The Reporting Person may therefore be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) At the time of disposition, these 700,000 shares were held of record by Glaxo Wellcome International B.V., a wholly-owned subsidiary of the Reporting Person, on behalf of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     GLAXO WELLCOME HOLDINGS LIMITED                July 11, 2000
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)            Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       By:   /s/ Victoria Llewellyn
             -------------------------
             Name:  Victoria Llewellyn
             Title:  Assistant Company
                       Secretary


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

        **Signature of Reporting Person

                                             OMB APPROVAL
                                             OMB Number:       3235-0287
                                             Expires:  December 31, 2001


                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549


                                  FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*                                    1
     WELLCOME LIMITED
     c/o Glaxo Wellcome House, Berkeley Avenue
     Greenford, Middlesex, UB6 ONN, England

2.   Issuer Name and Ticker or Trading Symbol
     Maxygen, Inc. (MAXY)

3.   IRS Identification Number of Reporting Person, if an Entity (voluntary)
     N/A

4.   Statement for Month/Year
     June 2000

5.   If Amendment, Date of Original (Month/Year)
     N/A

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_] Director                             [X] 10% Owner See (1) below
     [_] Officer (give title below)           [_] Other
                                                  (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     [_] Form filed by one Reporting Person
     [x] Form filed by more than one Reporting Person

       Table I -- Non-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned



[CAPTION]

1.  Title of Security 2.  Transaction Date   3.  Transaction Code
    (Instr. 3)            (mm/dd/04)             (Instr. 8)

                                                  Code      V

       Common Stock         06/21/2000             S

4.  Securities Acquired (A)           5. Amount of Securities
or Disposed of (D)                  Beneficially Owned at End of
(Instr. 3, 4 and 5)                   Month (Instr. 3 and 4)
Amount    (A) or (D)    Price

700,000        D       $56.00                6,010,000




6.  Ownership From:                  7.  Nature of Indirect
Direct (D) or Indirect                   Beneficial Ownership
  (I) (Instr. 4)                         (Instr. 4)

   I                                     See (2) below

       Table II -- Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative   2. Conversion of Exercise   3.  Transaction Date
    Security (Instr. 3)       Price of Derivative         (mm/dd/04)
                                 Security



4.  Transaction Code           5. Number of Derivative
    (Instr. 8)                Securities Acquired (A) or
                                  Disposed of (D)
                                (Instr. 3, 4 and 5)

    Code      V                   (A)       (D)



6.  Date Exercisable and      7.  Title and Amount of
Expiration Date (Month/Day/       Underlying Securities
  Year                            (Instr. 3 and 4)

Date Exercisable  Expiration      Title     Amount or
                  Date                      Number of Shares


8.  Price of                  9.  Number of Derivative
  Derivative                      Securities Beneficially
   Security                       Owned at End of Month
  (Instr. 5)                      (Instr. 4)


10.  Ownership Form of      11.  Nature of Indirect
 Derivative Security:            Beneficial Ownership
 Direct (D) or Indirect          (Instr. 4)
(I) (Instr. 4)


*    If  the Form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) As the 83.3% owner of Glaxo Wellcome Holdings Limited, which is the parent company of Glaxo Wellcome International B.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Glaxo Wellcome International B.V. Accordingly, the Reporting Person may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) At the time of disposition, these 700,000 shares were held of record by Glaxo Wellcome International B.V., which is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, which is 83.3% owned by the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     WELLCOME LIMITED                               July 11, 2000
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)            Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       By:   /s/ S. J. Cowden
             _____________________
             Name:  S. J. Cowden
             Title:  Company Secretary


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

        **Signature of Reporting Person

                                             OMB APPROVAL
                                             OMB Number:       3235-0287
                                             Expires:  December 31, 2001

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549


                                  FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*                                    1
     GLAXO WELLCOME PLC
     c/o Glaxo Wellcome House, Berkeley Avenue
     Greenford, Middlesex, UB6 ONN, England

2.   Issuer Name and Ticker or Trading Symbol
     Maxygen, Inc. (MAXY)

3.   IRS Identification Number of Reporting Person, if an Entity (voluntary)
     N/A

4.   Statement for Month/Year
     June 2000

5.   If Amendment, Date of Original (Month/Year)
     N/A

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_] Director                             [X] 10% Owner - See (1)
     [_] Officer (give title below)           [_] Other
                                                  (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     [_] Form filed by one Reporting Person
     [x] Form filed by more than one Reporting Person

       Table I -- Non-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned



[CAPTION]

1.  Title of Security 2.  Transaction Date   3.  Transaction Code
    (Instr. 3)            (mm/dd/04)             (Instr. 8)

                                                  Code      V

       Common Stock         06/21/2000             S

4.  Securities Acquired (A)           5. Amount of Securities
or Disposed of (D)                  Beneficially Owned at End of
(Instr. 3, 4 and 5)                   Month (instr. 3 and 4)
Amount       A or D     Price

700,000        D       $56.00                6,066,250




6.  Ownership Form:           7.  Nature of Indirect
Direct (D) or Indirect            Beneficial Ownership
  (I) (Instr. 4)                  (Instr. 4)

   I                                See (2) AND (3) below

     Table II - Derivative Securities Acquired, Disposed of, a Beneficially
      Owned (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative   2. Conversion of Exercise   3.  Transaction Date
    Security (Instr. 3)       Price of Derivative         (mm/dd/04)
                                 Security



4.  Transaction Code           5. Number of Derivative
    (Instr. 8)                Securities Acquired (A) or
                                  Disposed of (D)
                                (Instr. 3, 4 and 5)

    Code      V                   (A)       (D)



6.  Date Exercisable and      7.  Title and Amount of
Expiration Date (Month/Day/       Underlying Securities
  Year                            (Instr. 3 and 4)

Date Exercisable  Expiration      Title     Amount or
                  Date                      Number of Shares


8.  Price of         9.  Number of Derivative
  Derivative             Securities Beneficially
   Security              Owned at End of Month
  (Instr. 5)             (Instr. 4)


10.  Ownership Form of      11.  Nature of Indirect
 Derivative Security:            Beneficial Ownership
 Direct (D) or Indirect          (Instr. 4)
(I) (Instr. 4)

*    If the Form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) As the parent company of Wellcome Limited, which owns 83.3% of Glaxo Wellcome Holdings Limited, which in turn owns 100% of Glaxo Wellcome International B.V., the Reporting Person may be deemed, for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Glaxo Wellcome International B.V. and, therefore, may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) Pursuant to stock options granted by the Issuer, Mr. Adam Nevil Hennah, a director of the Issuer who was designated by Glaxo Wellcome plc, is the record owner of 75,000 options of the Issuer (the "Options"), which may be converted, subject to vesting pursuant to the terms thereof, into 75,000 shares of Maxygen Common Stock. The Options are held of record by Mr. Adrian Nevil Hennah for the benefit of Glaxo Wellcome plc which has the sole power to direct both the voting and disposition of the Options. The Reporting Person may therefore be deemed, for purposes of Section 16 of the Act, to be the beneficial owner of the 56,250 currently exercisable Options held to record by Mr. Adrian Nevil Hennah.

(3) At the time of disposition, these 700,000 shares were held of record by Glaxo Wellcome International B.V., which is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, which is 83.3% owned by Wellcome Limited, which is a wholly-owned subsidiary of the Reporting Person.


Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     GLAXO WELLCOME PLC                               July 11, 2000
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)            Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       By:   /s/ S. J. Cowden
             _____________________
             Name:  S. J. Cowden
             Title:  Company Secretary


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

        **Signature of Reporting Person